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                                                  Exhibit 15.1


Board of Directors and Stockholder
Magma Power Company
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of the Salton Sea Funding Corporation for the three month period ended March 31, 1996 and the Salton Sea Guarantors, the Partnership Guarantors, and the Salton Sea Royalty Company for the three month periods ended March 31, 1996 and 1995, as indicated in our reports dated April 25, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above are being incorporated by reference in the Prospectus which is part of this Registration Statement on Form S-4, as amended.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Toouche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
July 29, 1996